UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2026

HF FOODS GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware State or other Jurisdiction of incorporation )	001-38180 (Commission File No.)	81-2717873 (IRS Employer Identification No)

6325 South Rainbow Boulevard, Suite 420 Las Vegas, Nevada (Address of principal executive offices)	89118 (Zip Code)

Registrant’s telephone number, including area code: (888)-905-0998

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	HFFG	Nasdaq Capital Market
Preferred Share Purchase Rights	N/A	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 16, 2026, the Board of Directors (the "Board") of HF Foods Group Inc. (the "Company"), acting upon the recommendation of the Nominating and Corporate Governance Committee, (i) increased the size of the Board from four (4) directors to five (5) directors and (ii) appointed Taylor Brown as a director of the Company to fill the vacancy on the Board, effective June 19, 2026. The Board has determined that Mr. Brown qualifies as an independent director under applicable Nasdaq rules. At this time, Mr. Brown has not been appointed to serve on any committees of the Board.

Mr. Brown, 37, is an attorney, business advisor and strategic communications executive with more than 12 years of experience advising companies, executives and growth-stage boards on acquisitions, commercial disputes, regulatory exposure, and stakeholder strategy. From May 2020 to January 2024, Mr. Brown served as Campaign Manager and Senior Strategic Advisor for statewide executive campaign organizations, where he managed operational accountability for a budget exceeding $100 million and built and mobilized a 21-region field organization with more than 1,000 paid staffers. Mr. Brown’s experience includes, among other things, advising companies on acquisitions, restructurings, capital rounds, resource allocation and post-transaction risk considerations. He also has experience developing legal and stakeholder communications strategy in high-scrutiny environments involving legal, reputational, operational and executive priorities. Mr. Brown received his Juris Doctor from Mercer University, Walter F. George School of Law, and his Bachelor of Arts in Political Science from the University of Georgia.

Mr. Brown is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Brown was not selected as a director pursuant to any arrangement or understanding between himself and any other person.

In connection with his appointment, Mr. Brown will enter into a letter agreement with the Company reflecting the terms of his appointment, including the standard compensation for the Company’s independent directors and other normal terms relating to confidentiality and avoidance of conflicts of interest, substantially in the form of the letter agreement entered into by the Company’s other independent directors (the "Letter Agreement"). Mr. Brown will be compensated on the same basis as all other directors of the Company, as described in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 28, 2024.

The foregoing summary of the terms of the Letter Agreement does not purport to be complete and is subject to, and qualified in its entirety by, such document, a form of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On June 22, 2026, the Company issued a press release announcing the appointment of Mr. Brown. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information in this Item 7.01 shall not be incorporated by reference into any filing or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Form of Letter Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 28, 2024).
99.1	Press release, dated June 22, 2026
104.0	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HF FOODS GROUP INC.

Date: June 22, 2026	/s/ Paul McGarry
Paul McGarry
Chief Financial Officer